Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FOURTH QUARTER AND FULL YEAR 2018 RESULTS

MIDLAND, Texas, February 28, 2019/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its fourth quarter and full year ended December 31, 2018.

For the fourth quarter ended December 31, 2018, the Company reported revenues of $27,670,000, a decrease of approximately 26% compared to $37,418,000 for the quarter ended December 31, 2017. For the fourth quarter of 2018, the Company reported a net loss of $11,816,000 or $0.51 loss per common share compared to a net loss of $4,788,000 or $0.21 loss per common share for the quarter ended December 31, 2017. The Company reported negative EBITDA of $5,442,000 for the quarter ended December 31, 2018 compared to positive EBITDA of $4,039,000 for the quarter ended December 31, 2017.

For the year ended December 31, 2018, the Company reported revenues of $154,156,000, a decrease of approximately two percent compared to $156,532,000 for the year ended December 31, 2017. For the full year 2018, the Company reported a net loss of $24,407,000 or $1.07 loss per common share compared to a net loss of $31,790,000 or $1.40 loss per common share for the year ended December 31, 2017. The Company reported EBITDA of $4,762,000 for the year ended December 31, 2018 compared to $1,983,000 for the year ended December 31, 2017. Effective January 1, 2018, the Company adopted the requirements of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers “Topic 606”, and all amounts set forth in this earnings release for periods prior to January 1, 2018 have been adjusted to comply with the new standard. All comparative financial statement presentation has been retroactively adjusted for the five percent stock dividend declared and paid in the second quarter of 2018.

During the fourth quarter of 2018, the Company operated a peak of four crews in the United States (“U.S.”) and a peak of three crews in Canada with varying utilization of the active crews during the quarter in both areas of operation. The fourth quarter in the U.S. historically has been challenging due to shorter work days and the holiday season. Based on currently available information, the Company anticipates operating up to a peak of five crews in the U.S. and up to a peak of four crews in Canada in the first quarter of 2019, with varying utilization of the active crews during the quarter in both areas of operation. The winter season in Canada concludes at the end of the first quarter of 2019 with no further seismic activities anticipated thereafter and until the next winter season. In addition, the Company anticipates that it will conduct one microseismic project in the U.S. during the first quarter of 2019. Based on currently available information, the Company anticipates operating up to a peak of four crews in the U.S. with varying utilization during the second quarter of 2019.

Stephen C. Jumper, President and Chief Executive Officer, said, “The fourth quarter of 2018 was a difficult quarter for Dawson Geophysical and the entire oil and gas services sector. Crude oil (WTI) began the fourth quarter at $74.68, only to close down approximately 39% to $45.72 on December 31, 2018. The PHLX Oil Service Index (OSX) experienced an even more challenging fourth quarter as it began trading October 1, 2018 at $151.40, only to drop approximately 47% to $80.60 on December 31, 2018 after reaching a yearly low of $75.70 on December 24, 2018. At February 27, 2019, the OSX continues to trade at reduced levels from the $150 range and closed at $94.84 and WTI crude oil closed at $56.98.”

Jumper continued, “Despite the challenging fourth quarter market conditions, for the twelve month period ending December 31, 2018, while revenues remained consistent with 2017 levels, Dawson Geophysical delivered a 140% increase in EBITDA and a significant reduction in net loss compared to the twelve month period ended December 31, 2017. Our ongoing emphasis on cost reduction and enhanced efficiencies contributed to these improvements. While our twelve month results improved compared to the twelve month period ended December 31, 2017, market conditions continue to remain challenging in both the U.S. and Canada. The increase in demand we anticipated for the second half of 2018 did not materialize as oil prices softened, and the Canadian market was unfavorably impacted by the large differential between Canadian oil prices and WTI prices. In the Permian and Delaware Basins, takeaway capacity constraints resulted in a pricing differential to WTI throughout the year, further reducing effective oil prices. Many industry professionals believe the Permian and Delaware pricing differential will further ease as additional takeaway capacity is added in 2019 and 2020. That said, we are encouraged by an emerging trend related to areas of activity by exploration and production companies and multi-client data companies. For much of 2018, seismic projects in the U.S. have been concentrated in the Permian and Delaware basins with little activity occurring outside of those basins. In recent months, we have seen a slight increase in interest in projects located outside of the Permian and Delaware basins. We have recently bid projects in the Niobrara and Powder River, SCOOP/STACK, Eagle Ford, and Austin Chalk basins.”

As we reported during our last earnings call, during the third quarter of 2018, the Company’s Board of Directors approved an increase in our 2018 capital budget from $10 million to $17 million in response to a strategic opportunity to acquire certain seismic recording equipment. Capital expenditures for the fourth quarter were $2,311,000 and totaled $16,098,000 for the twelve months ended December 31, 2018, primarily for seismic data acquisition equipment and replacement vehicles. The Company’s balance sheet remains strong with $39,312,000 of cash and short term investments and $49,737,000 of working capital as of December 31, 2018. The Company has notes payable and capital lease obligations totaling $12,780,000 as of December 31, 2018. The Company’s Board of Directors has approved an initial capital budget of $10 million for 2019.

Jumper concluded, “While 2018 proved difficult for Dawson Geophysical as well as many companies in the oilfield services sector, we continue to believe that seismic remains a valuable technology for identification and development of both conventional and unconventional hydrocarbon reservoirs by our clients and the industry. Reduced finding and development costs and improved production economics are just some of the benefits that seismic data affords our clients. For the year so far, WTI is up 23%, and several analysts expect oil prices to rise in the first half of 2019. We anticipate reduced bid activity during the first quarter of 2019, but remain cautiously optimistic as our clients evaluate their 2019 capital budget expenditures and with the increasing interest in several key basins outside of the Permian and Delaware. We continue our commitment to maintaining our strong balance sheet, taking advantage of opportunistic equipment purchases, and positioning ourselves to meet the needs of our valued shareholders and clients as we deliver the best in class high resolution subsurface images.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its year-end and fourth quarter 2018 financial results on February 28, 2019 at 9:00 a.m. Central / 10:00 a.m. Eastern. Participants can access the call at 1-877-407-9208 (US/Canada) and 1-201-493-6784 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through March 28, 2019 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 13687410. The webcast will be recorded and available for replay on Dawson’s website at http://www.dawson3d.com until March 28, 2019.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                    the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                    its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                    the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on March 9, 2018. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited and as adjusted)	(unaudited)	(unaudited and as adjusted)

Operating revenues	$27,670	$37,418	$154,156	$156,532
Operating costs:
Operating expenses	28,544	30,062	132,937	139,072
General and administrative	4,226	3,893	16,287	16,189
Depreciation and amortization	6,762	9,485	29,959	39,235
	39,532	43,440	179,183	194,496

Loss from operations	(11,862)	(6,022)	(25,027)	(37,964)

Other income (expense):
Interest income	143	76	400	306
Interest expense	(164)	(97)	(408)	(158)
Other (expense) income	(342)	576	(170)	712
Loss before income tax	(12,225)	(5,467)	(25,205)	(37,104)

Income tax benefit	409	679	798	5,314

Net loss	(11,816)	(4,788)	(24,407)	(31,790)

Other comprehensive (loss) income:
Net unrealized (loss) income on foreign exchange rate translation, net	(808)	66	(1,141)	816

Comprehensive loss	$(12,624)	$(4,722)	$(25,548)	$(30,974)

Basic loss per share of common stock	$(0.51)	$(0.21)	$(1.07)	$(1.40)

Diluted loss per share of common stock	$(0.51)	$(0.21)	$(1.07)	$(1.40)

Weighted average equivalent common shares outstanding	22,943,853	22,820,409	22,912,217	22,779,377

Weighted average equivalent common shares outstanding - assuming dilution	22,943,853	22,820,409	22,912,217	22,779,377

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,
	2018	2017
	(unaudited)	(unaudited and as adjusted)
Assets
Current assets:
Cash and cash equivalents	$28,729	$22,013
Short-term investments	10,583	16,583
Accounts receivable, net of allowance for doubtful accounts of $250 at December 31, 2018 and 2017	25,338	33,156
Current maturities of notes receivable	64	695
Prepaid expenses and other current assets	12,311	7,340
Total current assets	77,025	79,787

Property and equipment	293,948	307,844
Less accumulated depreciation	(222,407)	(221,271)
Property and equipment, net	71,541	86,573

Notes receivable, net of current maturities	1,447	841
Intangibles, net	379	494
Long-term deferred tax assets, net	293	224

Total assets	$150,685	$167,919

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,427	$5,933
Accrued liabilities:
Payroll costs and other taxes	1,034	1,151
Other	3,643	4,314
Deferred revenue	10,501	6,314
Current maturities of notes payable and obligations under capital leases	6,683	2,712
Total current liabilities	27,288	20,424

Long-term liabilities:
Notes payable and obligations under capital leases, net of current maturities	6,097	5,153
Deferred tax liabilities, net	134	874
Other accrued liabilities	150	150
Total long-term liabilities	6,381	6,177

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,018,441 and 22,926,805 shares issued, and 22,969,996 and 22,878,360 shares outstanding at December 31, 2018 and 2017, respectively	230	229
Additional paid-in capital	153,268	152,022
Retained deficit	(34,518)	(10,153)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(1,964)	(780)
Total stockholders’ equity	117,016	141,318

Total liabilities and stockholders’ equity	$150,685	$167,919

Reconciliation of EBITDA to Net Loss

(amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)

Net loss	$(11,816)	$(4,788)	$(24,407)	$(31,790)
Depreciation and amortization	6,762	9,485	29,959	39,235
Interest expense (income), net	21	21	8	(148)
Income tax benefit	(409)	(679)	(798)	(5,314)
EBITDA	$(5,442)	$4,039	$4,762	$1,983

Reconciliation of EBITDA to Net Cash Provided by (Used in) Operating Activities

(amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)

Net cash provided by (used in) operating activities	$561	$(3,394)	$13,333	$(6,703)
Changes in working capital and other items	(6,262)	7,703	(7,665)	9,662
Noncash adjustments to net loss	259	(270)	(906)	(976)
EBITDA	$(5,442)	$4,039	$4,762	$1,983